QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3

CERTIFICATE OF FORMATION
OF
AEROJET FINE CHEMICALS LLC

        This Certificate of Formation is being executed as of October 29, 1998, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

        The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

        1.    Name.    The name of the limited liability company is Aerojet Fine Chemicals LLC (the "Company").

        2.    Registered Office and Registered Agent.    The Company's registered office in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

AEROJET-GENERAL CORPORATION, as Sole Member and Authorized Person
By:	/s/ ROBERT A. WOLFE Name: Robert A. Wolfe Title: President

QuickLinks

  Exhibit 3.3
CERTIFICATE OF FORMATION OF AEROJET FINE CHEMICALS LLC